Exhibit 4.1
Execution Copy

SIXTH AMENDMENT TO CREDIT AGREEMENT

This Sixth Amendment to Credit Agreement (this “Sixth Amendment”) is made as of this 18th day of March, 2004 by and among SEMCO ENERGY, INC., a Michigan corporation (the “Company”), STANDARD FEDERAL BANK N.A. (“Standard Federal”) and the other banks signatory hereto and Standard Federal, as agent for the Banks (in such capacity, “Agent”).

RECITALS

A.   Company, Agent and the Banks entered into that certain Credit Agreement dated as of June 25, 2002 under which the Banks extended (or committed to extend) credit to the Company, as set forth therein, as amended by that certain First Amendment to Credit Agreement dated as of May 21, 2003, that certain Second Amendment to Credit Agreement dated as of September 30, 2003, that certain Third Amendment to Credit Agreement dated as of October 15, 2003, that certain Fourth Amendment dated as of December 12, 2003 and that certain Fifth Amendment dated as of February 27, 2004 (as so amended, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement).

B.   Company has requested that Agent and the requisite Banks amend certain terms and provisions of the Credit Agreement as described below and Agent and the requisite Banks are willing to do so, but only on the terms and conditions set forth in this Sixth Amendment.

NOW, THEREFORE, Company, Agent and Banks agree:

1.   The definition of Consolidated Net Income in Section 1.1 of the Credit Agreement is hereby deleted and the following is inserted in its place:

“Consolidated Net Income for any period means the gross revenues of the Company and its Subsidiaries for such period less all expenses but excluding all non-cash charges taken by the Construction Services Subsidiaries in accordance with GAAP under Statement of Financial Accounting Standards (“FAS”) No. 142 or FAS No. 144 during such period, commencing with the period ending September 30, 2003 and less other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings (except to the extent provided in clause (f) below) or losses attributable to outstanding Minority Interests, but excluding in any event:

(a)   any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b)   the proceeds of any life insurance policy;

(c)   net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

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(d)   net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

(e)   net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

(f)   net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

(g)   any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

(h)   earnings resulting from any reappraisal, revaluation or write-up of assets;

(i)   any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(j)   any gain arising from the acquisition of any Securities of the Company or any Subsidiary;

(k)   any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period, and any gain or loss resulting from accounting method changes;

(1)   any non-cash charges resulting from the use by the Company of any net proceeds of the APC Sale to prepay portion of the amounts outstanding under its 7 1/8th% Series Notes due 2008 and its 7 3/4th% Series Notes due 2013 or other existing senior Indebtedness of the Company; and

(m)   any items other than those described in clauses (a) through (l) above of this definition which are properly classified under GAAP as extraordinary items.”

2.   Section 10.6.1 of the Credit Agreement shall be deleted in its entirety and the following shall be inserted in its place:

“10.6.1 Minimum Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio for any period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter as follows:

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Fiscal Quarter Ended	Fixed Charge Coverage Ratio

Greater Than or Equal To:

December 31, 2003	1.33

March 31, 2004	1.33

June 30, 2004	1.33

September 30, 2004	1.33

Each Fiscal Quarter thereafter	1.50

For purposes of calculating the Fixed Charge Coverage Ratio as of December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004 and December 31, 2004, an amount equal to the Refinancing Premium shall be added back to Net Income Available for Fixed Charges to the extent deducted from Consolidated Net Income.”

3.   Section 11.1.11(a) is hereby deleted and the following is inserted in its place:

“(a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 35% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; or”

4.   Company hereby covenants and agrees it shall use the net proceeds (net of the usual and ordinary costs and expenses of issuance) of its private placement offering of its stock as more particularly described in that certain Private Placement Memorandum dated as of January 14, 2003 (sic) to repay outstanding senior Indebtedness of the Company.

5.   This Sixth Amendment shall become effective according to the terms hereof and as of such date (the “Sixth Amendment Effective Date”) that the Company shall have satisfied the following conditions:

(a)   Agent shall have received:

(i)   counterpart originals of this Sixth Amendment, in each case duly executed and delivered by Company and the requisite Banks, in form satisfactory to Agent and the Banks; and

(iii)   such other documents as Agent may reasonably request.

(b)   Company shall have completed a private placement offering of its stock resulting in proceeds to the Company of not less than $30,000,000, such offering be made on terms acceptable to the Agent and in compliance with all applicable laws, and Company shall have obtained all consents, waivers and approvals necessary to complete such offering.

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(c)   No Unmatured Event of Default or Event of Default shall have occurred and be continuing or shall result from the execution and delivery of this Sixth Amendment.

(d)   Company shall have paid to Agent, for distribution to the Banks a closing fee as specified in the Fee Letter dated as of the date hereof.

(e)   If the Sixth Amendment Effective Date shall not have occurred on or before May 19, 2004, this Sixth Amendment shall not become effective and the offer by the Agent and the Banks to amend the Credit Agreement on the terms set forth herein shall be deemed withdrawn.

6.   The Company for itself and each of the Subsidiaries hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution and delivery of this Sixth Amendment, and the performance by the Company of its obligations under the Credit Agreement as amended hereby are within such undersigned’s corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation, bylaws or any other organizational documents of the parties thereto, as applicable, and except as have been previously obtained, do not require the consent or approval, material to the amendments contemplated in this Sixth Amendment or Credit Agreement, as amended hereby, of any governmental body, agency or authority, and this Sixth Amendment and the Credit Agreement, as amended hereby, will constitute the valid and binding obligations of such undersigned parties, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), and (b) the representations and warranties contained in Section 9 of the Credit Agreement are true and correct on and as of the date hereof, except to the extent such representations and warranties speak only as of another date certain.

7.   Except as specifically set forth herein, this Sixth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

8.   Unless otherwise defined to the contrary herein, all capitalized terms used in this Sixth Amendment shall have the meaning set forth in the Credit Agreement, as amended.

9.   This Sixth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

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10.   This Sixth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

11.   Any references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement as amended by this Sixth Amendment.

[signature pages follow]

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WITNESS the due execution hereof as of the day and year first above written.

SEMCO ENERGY, INC.

By John E. Schneider
Tit1e Senior Vice President and
Chief Financial Officer

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STANDARD FEDERAL BANK N.A., a national banking association, as Agent

                    Gregory E. Castle
By Gregory E. Castle
Title First Vice President

STANDARD FEDERAL BANK N.A., a national banking association, as Issuing Bank, as Swing Line Bank and as a Bank

                    Gregory E. Castle
By Gregory E. Castle
Title First Vice President

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KEYBANK NATIONAL ASSOCIATION, as Syndication Agent and as a Bank

By Sherrie I. Manson
Sherrie I. Manson
Title Vice President

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U.S. BANK, N.A., as Documentation Agent and as a Bank

By Jeff Janza
                   Title Vice President

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NATIONAL CITY BANK OF MICHIGAN / ILLINOIS, as Documentation Agent and as a Bank

By Ken Ehrhardt
Title Senior Vice President

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THE HUNTINGTON NATIONAL BANK, as a Bank

By Kevin D. Szachta
Kevin D. Szachta
Title Vice President

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FIFTH THIRD BANK, EASTERN MICHIGAN, as a Bank

By Andre A. Nazareth
   Andre A. Nazareth
Title Vice President

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